UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 Form 8-K

                               CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15 (d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  April 16, 2003
                                                  ______________



                       COMMERCIAL BANKSHARES, INC.
         ______________________________________________________

         (Exact name of Registrant as specified in its charter)



                FLORIDA                33-67254        65-0050176
  _____________________________________________________________________

    (State or other jurisdiction     (Commission     (IRS Employer)
  of incorporation or organization)   File Number)  Identification No.)




         1550 S.W. 57th Avenue, Miami, Florida            33144
       __________________________________________________________

       (Address of principal executive offices)        (Zip Code)



Registrant's Telephone Number, including area code  (305) 267-1200
                                                    ______________















Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (c) Exhibits
          99.1  Press Release of Commercial Bankshares, Inc., dated April 16,
                2003.



Item 12. Results of Operations and Financial Condition

On April 16, 2003 Commercial Bankshares, Inc., the parent holding company of Commercial Bank of Florida, announced its first quarter 2003 earnings pursuant to a press release, a copy of which is attached as Exhibit 99.1.





SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Commercial Bankshares, Inc.
___________________________

       (Registrant)



 /s/ Barbara E. Reed
________________________

Senior Vice President &
Chief Financial Officer


Date:  April 18, 2003
       ______________





Exhibit 99.1  Press Release of Commercial Bankshares, Inc., dated April 16,
              2003.

                       COMMERCIAL BANKSHARES, INC.
                     REPORTS FIRST QUARTER EARNINGS


Miami-based Commercial Bankshares, Inc. (Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported first quarter 2003 earnings of $2.46 million, a 22% increase over 2002 first quarter earnings of $2.02 million. Diluted earnings per share were $.51 for 2003, as compared to $.43 for 2002. The first quarter earnings represent a 1.41% annualized return on average assets and a 16.85% annualized return on average equity.

Total assets increased 24% to close the quarter at $738 million, as compared to $597 million one year ago. Total deposits increased 28%, closing the quarter at $614 million, as compared to $480 million one year ago. Leverage capital, tier 1 risk-based capital and total risk-based capital ratios of 7.49%, 12.90% and 14.29%, respectively, continue to exceed regulatory requirements.

"The exceptional increase in deposits and resulting growth in assets that we enjoyed in 2002 has continued into the first quarter of 2003," said Joseph W. Armaly, Chairman and Chief Executive Officer. "We are once again pleased with the outstanding growth and earnings of the Company."

Tax-equivalent net interest income for the first quarter of 2003 increased to $6.5 million, a 7% increase over the $6.1 million earned in the first quarter of 2002. The increase is due to an increase in average earning assets of $128 million, partially offset by a lower net interest yield. The tax-equivalent net interest yield decreased to 3.97% for the first quarter of 2003, from 4.58% for the same period in 2002.
The decrease in the yield is the result of the significant inflow of deposits, some of which are temporarily invested in short-term instruments.

Net loans closed the quarter at $354 million, a 2% increase from the 2002 first quarter closing balance of $346 million. The allowance for loan losses closed the quarter at $4.7 million, or 1.30% of total loans. Asset quality remains strong, with no non-performing assets at March 31, 2003.

The Company's first quarter cash dividend declared rose 6% in 2003 to $.19 per share, as compared to $.18 per share in 2002. The Company's sound capital position and solid earnings support the increased dividend.





                         COMMERCIAL BANKSHARES, INC.
                           Selected Financial Data
             (Dollars in thousands except per share information)


                                             For the Quarter
                                              Ended March 31,
                                            _________________

                                            2003         2002
                                            ____         ____

Net income                                 $2,461       $2,024
Earnings per common share:
  Basic                                    $  .54       $  .45
  Diluted                                  $  .51       $  .43
Return on average assets                     1.41%        1.42%
Return on average equity                    16.85%       16.11%
Net interest yield (FTE)                     3.97%        4.58%
Net interest income (FTE)                  $6,545       $6,107
Loan loss provision                        $    0       $   75
Weighted average shares (in thousands):
  Basic                                     4,570        4,525
  Diluted                                   4,873        4,718
Shares outstanding (in thousands)           4,577        4,528



                                           3/31/03           3/31/02
                                           _______           _______

Assets                                    $738,072          $596,825
Loans, net                                $353,663          $345,735
Deposits                                  $614,047          $479,758
Stockholders' equity                      $ 60,532          $ 50,946
Allowance/non-performing assets                n/a               n/a
Non-performing assets/assets                     0%                0%
Capital ratios:
      Leverage                                7.49%             8.08%
      Tier 1                                 12.90%            12.11%
      Tier 2                                 14.29%            13.61%
Book value per common and common
      equivalent share                    $  13.23          $  11.25



Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a $735 million, state-chartered, FDIC-insured commercial bank and a member of the Federal Reserve. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank's web site is www.commercialbankfl.com

Contact:    Barbara E. Reed, Senior Vice President and CFO
            Commercial Bankshares, Inc. (305) 267-1200.